AudioStocks, Inc.
2038 Corte del Nogal, Suite 110
Carlsbad, California 92011
Tel: 760-804-8844
Fax: 760-804-8845

May 13, 2009

Re: Acquisition of 100% of Shrink Technologies, Inc. Common Stock

Dear Mr. Khine:

This binding letter of intent (the “Letter of Intent”) sets forth the understanding of the mutual intentions of the below parties regarding the proposed transaction between on the one hand, AudioStocks, Inc., a Delaware corporation (“AudioStocks”) and, on the other hand, Marshall Khine (“Khine”), an individual residing in the state of California.  Hereinafter, AudioStocks and Khine may be referred to hereinafter individually as a “Party” and collectively as the “Parties.”

Each Party understands and acknowledges that this is a binding Letter of Intent and therefore creates a legally binding contract, which will be subject to the Definitive Agreements (as defined below). All Parties agree to make all best and expeditious efforts to complete the Definitive Agreement on or before May 31, 2009 (the “Closing Date”).

1.           Transaction Architecture. At the Closing Date, AudioStocks will own 100% of the common shares of Shrink Technologies, Inc., a California corporation (the “Shrink Equity”).  The Shrink Equity shall consist of one hundred percent (100%) of the equity interests in Shrink.  In exchange, Khine will receive (i) 8,888,888 common shares of AudioStocks common stock (the “Common Stock”) and (ii) one third of issuable Series C Preferred stock (the “Preferred Stock”) of AudioStocks (collectively, the Common Stock and the Preferred Stock” shall be referred to as the “AudioStocks Shares”).  At the Closing Date: (a) the AudioStocks Shares will be owned by Khine, (b) the Shrink Equity will be owned by AudioStocks, (c) Noctua Fund LP shall agree (A) by way of an assent (see Schedule A attached hereto)), (B) to consolidate approximately $91,000 in convertible notes and other obligations into a $100,000 secured convertible note issued by AudioStocks on April 20, 2009 (the “April 20 Note”), thereby increasing the principal face amount of the April 20 Note to approximately $191,000 and (d) consistent with this Letter of Intent, AudioStocks and Khine shall abide by the terms of this Letter of Intent as well as all subsequent final transaction documents which evidence the Parties’ respective intentions. (The above items (a) through (d), including item (c) which includes parts (A) and (B), shall be referred to herein as the “Transaction”.)  Upon the execution of the Letter of Intent, AudioStocks shall immediately commence a procedure to change its corporate name to “Shrink Nanotechnologies, Inc.”

2.           Employment Issues, Resignations and Board of Directors Appointments. Concurrent with or immediately following the Definitive Agreements (referred to below) being executed, Luis Leung shall tender his resignation (the “Leung Resignation”) from all positions then held (executive and Board of Directors).  The AudioStocks Board of Directors shall appoint Khine to serve as a director of AudioStocks.  All compensation for Khine, if any, shall be subsequently approved by the Board of Directors.

3.           Definitive Agreements. After receipt of this executed Letter of Intent, the Parties will commence preparation of definitive agreements which will reflect the Transaction and the arrangements contemplated herein (hereinafter, the documents referred in this Section shall be the “Definitive Agreements”). The Definitive Agreements will contain the provisions outlined above, in addition to the usual and customary representations and warranties, covenants assuring marketable title to the Shrink Equity, conditions to closing and indemnifications for transaction of this kind, including, without limitations: tax and securities filings, and corporate filings, and the accuracies of all of the same.

4.           Due Diligence and Conflicts of Interest. For a period not to exceed ten (10) days subsequent to the execution of this Letter of Intent, the Parties shall comply with reasonable requests to review relevant information concerning themselves and business entities they are affiliated with, insofar as such requests are reasonably related to the completion of the Transaction and the execution of the going-forward plan of operating the post-Transaction business. Upon the execution of this Letter of Intent by all Parties, the Parties shall immediately mutually exchange the following:

▪	All Financial Statements of Shrink;
▪	the Shrink Certificate of Incorporation (with any amendments thereto);
▪	Operating Agreements, if any;
▪	A schedule of Shrink assets, leases, as well as a current list of service agreements and work orders, all as of a recent date, all of which shall be kept confidential.

ALL PARTIES AGREE TO THOROUGHLY REVIEW THE FORM 10-K FILED BY AUDIOSTOCKS FOR THE PERIOD ENDED DECEMBER 31, 2008, AS WELL AS THE AMENDED VERSION OF THE FORM 10-K FILED ON APRIL 21, 2009 AND ALL ADDITIONAL FILINGS MADE BY AUDIOSTOCKS AND ALL RELATED DISCLOSURES AND CONFLICTS OF INTERESTS RELATED TO THE TRANSACTION CONTEMPLATED HEREIN.

THERE ARE NUMEROUS CONFLICTS AND RELATED PARTY INTERESTS  INVOLVED WITH THE TRANSACTION CONTEMPLATED HEREIN.

THESE FILINGS MAY BE FOUND AT WWW.SEC.GOV.

5.           Transaction Document Expenses. Each Party respectively shall be responsible for their own fees and expenses of the Parties agents, advisors, attorneys and accountants with respect to the negotiation of this Letter of Intent, the negotiation and drafting of the Definitive Agreements and, if Definitive Agreements are executed, the closing of the Transaction.

6.           Termination Fee/No Shop. Until June 30, 2009, Khine shall not enter into any transaction or agreement to enter into a transaction for the sale of Shrink Equity.

7.           Public Announcement. Within four (4) days following the following the date of this Letter of Intent, AudioStocks shall (i) release a Form 8-K with the U.S. Securities and Exchange Commission regarding the Transaction, and (ii) jointly release a press release regarding the Transaction.  With the exception of the Form 8-K and Joint Press Release, the Parties agree not to issue any further press releases or make any further public announcement regarding the Transaction without prior written mutual consent of all Parties, except where a public announcement is otherwise required by law.

8.           Jurisdiction. California state courts, using California law.

We trust that these terms accurately reflect our understanding. If there are any questions or comments regarding the same, please feel to contact me at your convenience. Otherwise kindly execute this Letter of Intent acknowledging your agreement to the terms outlined above and fax it to 760-804-8845.

Best regards,

AUDIOSTOCKS, INC.

_____________________
By: Luis Leung
Its: Chief Executive Officer

Agreed and accepted by:

MARSHALL KHINE

_____________________________
By: Marshall Khine, Esq.
An: Individual

SCHEDULE A

For the good and valuable consideration of the appreciation of the value of instruments held by Noctua Fund LP (“Noctua”) which have been issued to Noctua by AudioStocks, Noctua hereby assents to Item 1 (c) of this Letter of Intent.

____________________________
James B. Panther, II
Managing Member
of Noctua Fund Manager, LLC
the General Partner of Noctua Fund LP